EXHIBIT 99.1

United Health Products Provides Update on FDA PMA Application and

Amendment to White Lion Agreement

Mesquite, Nevada – January 31, 2023 – United Health Products, Inc. (OTCPK: UEEC), (UHP) today provided an update on the company’s FDA Premarket Approval application process and the amendment of its Agreement with White Lion Capital.

UHP continues to advance its Premarket Approval application with the Food and Drug Administration. Last December, a batch lot of HemoStyp gauze produced under its new manufacturing arrangements was shown to have physical and chemical characteristics that were effectively identical to those of the HemoStyp product utilized in the company’s human trial. Subsequently, the company, in consultation with its regulatory consultant and reflecting feedback from the FDA, has produced additional batch lots of HemoStyp product to demonstrate consistent production, which the company believes is an important criterion for Premarket Approval. Samples of these additional lots are now undergoing similar laboratory testing procedures to confirm the consistency of the company’s manufacturing process, which results will be included in its final PMA application.

There can be no assurance that the company’s PMA application will be approved.

Separately, in September 2022 the company entered into a Common Stock Purchase Agreement with White Lion Capital, LLC under which the company has the right to sell shares of its common stock to White Lion at a price equal to 93% of the five-day volume weighted average trading price. The company has successfully raised over $350,000 to fund its operations under the Agreement. The Agreement contains a condition that the company share price must be above $0.25 per share (the Floor Price) in order to issue a share purchase notice, which White Lion can waive at its discretion. On January 25, 2023, the company and White Lion amended the Agreement such that if the company issues a purchase notice when its shares are trading below the Floor Price and White Lion waives the Floor Price condition, White Lion’s purchase price per share in that transaction will be 90% of the five-day volume weighted average trading price rather than 93%. All other terms of the Agreement remain unchanged.

About United Health Products-- UHP develops, manufactures and markets HemoStyp™, a patented Neutralized Oxidized Regenerated Cellulose (NORC) hemostatic agent. HemoStyp is an all-natural product designed to control bleeding. UHP currently offers a suite of hemostatic products to the dental, veterinary and emergency medicine markets, and is seeking approval to access the human surgical market.

For more information on UHP visit the company’s new website: www.uhpcorp.com or contact the company at info@uhpcorp.com.

The company can also be reached by phone or text message at 475.755.1005

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipates” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements.